LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT
OF
ROCK BEACH GRILL OF PEMBROKE PINES, LLLP

This LIMITED LIABILITY LIMITED PARTNERSHIP AGREEMENT (“Agreement”) is made and entered into effective as of June 26, 2008, by and among ROCK BEACH HOLDINGS, LLC, a Florida limited liability company, as General Partner (the “General Partner”); and SHELLS SEAFOOD RESTAURANTS, INC., a Delaware corporation (“Shells”), and Philip R. Chapman and Barry Bernstein (each a “Investor Limited Partner” and together “Investor Limited Partners”) as Limited Partners. Shells and the Investor Limited Partner are sometimes hereinafter individually referred to as a “Limited Partner” and collectively referred to as the “Limited Partners.” The General Partner and the Limited Partners are sometimes hereinafter individually referred to as a “Partner” and collectively referred to as the “Partners.” The definitions of certain other terms used in this Agreement are set forth in Section 20.

WITNESSETH:

WHEREAS, the Partners desire to form a limited partnership under the laws of the State of Florida for the purpose of owning and operating one “Rock Beach Grill” restaurant under the Shells System (as described herein) to be located at 11825 Pines Boulevard, Pembroke Pines, Florida; and

WHEREAS, Shells and the Partnership have entered into a Management and License Agreement of even date herewith (the “Management Agreement”) relating to the operation and management of the restaurant owned by the Partnership and the license by Shells of certain proprietary information to the Partnership.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound thereby, agree as set forth herein.

Section 1. Organization of the Limited Partnership.

(a) Formation. The Partners hereby form a limited partnership (the “Partnership”) under the Florida Revised Uniform Limited Partnership Act, which Act, except as otherwise provided herein, shall govern the rights and obligations of the parties hereto. The Partnership shall be formed as a limited liability limited partnership under Chapter 620, of the Act.

(b) Name. The Partnership name shall be, and the business of the Partnership shall be conducted under, the name “Rock Beach Grill of Pembroke Pines, LLLP.” The business of the Partnership may be conducted under any other name permitted by the Act that is selected by the General Partner, in its sole and absolute discretion. The General Partner, on behalf of the Partnership, shall promptly execute, file, and record any assumed or fictitious name certificates required by the laws of the State of Florida or any other state in which the Partnership conducts business.

(c) Principal Address. The principal office address of the Partnership in Florida, unless changed by the General Partner upon notice to the Limited Partners, shall be 16313 North Dale Mabry Highway, Tampa, Florida 33618.

(d) Purpose and Character of the Business of the Partnership. The purpose and character of the business of the Partnership shall be:

(i) to operate one restaurant under the Shells System (together with any and all other directly or indirectly related business) at 11825 Pines Boulevard, in Pembroke Pines, Florida (the “Business”); and

(ii) to undertake and carry on all activities necessary or advisable in connection with the operations and management of the Business, all upon such terms and conditions as the General Partner may deem to be in the best interest of the Partnership subject to the limitations provided herein.

(e) Term. The Partnership shall commence as of the date of the filing of the Certificate of Limited Partnership after the execution of this Agreement by all the Partners and shall continue for a period ending on the earliest to occur of the following:

(i) June 30, 2058;

(ii) the date on which all or substantially all of the property owned by the Partnership is sold or otherwise disposed of and the proceeds distributed in accordance with the provisions hereof;

(iii) the date on which the Partnership is dissolved pursuant to the pro-visions hereof;

(iv) the date on which the Partnership is dissolved by judicial decree; or

(v) the date on which the Management Agreement terminates or expires.

Section 2. Capital of the Partnership.

(a) General Partner.

(i) The General Partner and its address are set forth on Exhibit A hereto.

(ii) The General Partner has made or shall immediately make Capital Contributions to the Partnership as set forth opposite its name on Exhibit A hereto.

(b) Limited Partners.

(i) The Limited Partners and their addresses are set forth on Exhibit A hereto.

(ii) The Limited Partners shall immediately make, or have already made, Capital Contributions to the Partnership in the amounts set forth opposite their respective names in Exhibit A hereto. The Limited Partners shall not have the right to withdraw or reduce their respective contributions to capital except upon dissolution or as otherwise provided in this Agreement.

(c) Capital Accounts.

(i) The initial balance in each Partner’s Capital Account shall be equal to the Capital Contributions made by such Partner.

(ii) Each Partner’s Capital Account shall be increased by:

(A) the amount of cash and the Book Value of any property subsequently contributed to the Partnership by such Partner (net of liabilities secured by such contributed property which the Partnership is considered to assume or take subject to under Code Section 752); and

(B) such Partner’s allocated share of Profits; and

(C) any items of income or gain of the Partnership specially allocated to such Partner.

(iii) Each Partner’s Capital Account shall be decreased by:

(A) the amount of cash and the Book Value of any property distributed to such Partner (net of liabilities secured by such distributed property which the distributee Partner is considered to assume or take subject to under Code Section 752); and

(B) such Partner’s share of Losses; and

(C) any items of deduction, loss or deduction specially allocated to such Partner.

(d) Repayment of Capital Accounts and Interest Thereon.

(i) Each Partner shall not accrue interest on its Capital Account.

(ii) Under circumstances involving a return of any Capital Contribution, no Partner shall have the right to receive property other than cash, except as may be otherwise specified by the General Partner.

(e) Liability of Partners.

(i) Except as otherwise provided in the Act, no Limited Partner shall have any personal liability whatsoever in its capacity as a Limited Partner, whether to the Partnership, to any of the Partners or to the creditors of the Partnership, for the debts, liabilities, contracts or any other obligations of the Partnership, or for any losses of the Partnership. A Limited Partner shall not be required to repay to the Partnership, any Partner or any creditor of the Partnership all or any fraction of any negative amount of such Limited Partner’s Capital Account.

(ii) The General Partner shall not have any personal liability to any Limited Partner for the repayment of any amounts outstanding in the Capital Account of a Limited Partner, including, but not limited to, Capital Contributions. Any such payment shall be solely from the assets of the Partnership. The General Partner shall not be liable to any Limited Partner by any reason of any change in the federal income tax laws as they apply to the Partnership and the Limited Partners, whether such change occurs through legislative, judicial or administrative action.

(iii) The General Partner shall have no personal liability to repay to the Partnership any portion or all of any negative amount of the General Partner’s Capital Account.

Section 3. Additional Capital Contributions and Loans.

(a) Additional Capital Contributions. The Partners shall not be required to make any additional Capital Contributions to the Partnership. Upon the agreement of all of the Partners, a Partner may make an additional Capital Contribution. The Interests of the Partners shall be adjusted to reflect any additional Capital Contribution at the time it is made in the manner determined by all of the Partners.

(b) Loans. At any time prior to the dissolution of the Partnership, if the General Partner determines that there is insufficient Net Cash Flow to fund the ownership, operation and business activities of the Partnership, each of the Partners shall be given the opportunity to make a loan to the Partnership, in proportion to their respective Interests (a “Partner Loan”). No Partner shall be obligated to make a Partner Loan. In the event a Partner Loan is made to the Partnership, such Partner Loan shall be evidenced by a promissory note of the Partnership to the Partner(s) making such Partner Loan and such Partner Loan shall bear interest and shall become payable at a rate, on terms and on a date which is mutually agreed between the General Partner and the Partner or Partners making such Partner Loan (whether or not the General Partner is the Partner making such Partner Loan).

(c) Shells Loan. If at any time prior to the dissolution of the Partnership, an Investor Limited Partner declines to make a Partner Loan and the General Partner determines funds are necessary to discharge the Partnership’s obligations under the Management Agreement or that capital expenditures at the Restaurant are needed for the Business (e.g., furniture, fixtures and equipment and capital improvements) from time to time, Shells shall be obligated to make a loan to the Partnership to discharge the Partnership’s obligations under the Management Agreement and to provide it with funds sufficient for the Partnership to make such capital expenditures (a “Shells Loan”); provided, however, that Shells’ cumulative obligation under this Section 3(c) shall not exceed $175,000.00 in the aggregate. Any such Shells Loan shall be evidenced by a promissory note and bear interest at ten percent (10%) per annum.

(d) Priority of Obligations. For any given period, (i) the Partnership’s obligations owing under the Management Agreement shall be satisfied prior to (1) the repayment of principal or interest owing under any Shells Loan or Partner Loan for such period or (2) the distribution of Net Cash Flow to satisfy the Preferred Return for such period; (ii) principal and interest owing under any Shells Loan shall be repaid in full prior to (1) the repayment of principal or interest under any Partner Loan for such period (with the older of any Shells Loan being repaid first) or (2) the distribution of Net Cash Flow to satisfy the Preferred Return for such period; and (iii) principal and interest owing under any Partner Loan shall be repaid in full prior to any distribution of Net Cash Flow to satisfy the Preferred Return for such period (with the older of any Partner Loan being repaid first).

Section 4. Profits, Losses.

(a) Sharing of Losses.

(i) For each Fiscal Year, after giving effect to the special allocations set forth in Sections 4(c)-(d) below, if any, Losses shall be allocated to the Partners in proportion to their Interests.

(ii) The Losses allocated pursuant to Section 4(a)(i) shall not exceed the maximum amount of Losses that can be so allocated without causing any Partner to have a Negative Capital Account at the end of any Fiscal Year. In the event some but not all of the Partners would have a Negative Capital Account as a consequence of an allocation of Losses pursuant to Section 4(a)(i), the limitation set forth in this Section 4(a)(ii) shall be applied on a Partner by Partner basis so as to allocate the maximum permissible Losses to each Partner under Treasury Regulation Section 1.704-1(b)(2)(ii)(d). All Losses in excess of the limitations set forth in this Section 4(a)(ii) shall be allocated to the General Partner.

(b) Sharing of Profits. For each Fiscal Year, after giving effect to the special allocations set forth in Sections 4(c)-(d) below, if any, Profits shall be allocated to the Partners as follows:

(i) First, to the Partners up to the aggregate of, and in proportion to, any unrecovered Losses previously allocated to each Partner in accordance with Section 4(a) in the reverse order in which such Losses were allocated;

(ii) Second, one hundred percent (100%) to the Investor Limited Partners pro rata until such time as they have been allocated Profits equal to the Preferred Return for such Fiscal Year and any prior Fiscal years; and

(iii) Third, to each of the Partners in proportion to their Interests.

(c) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) (“Unexpected Adjustments”), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balances in such Partner’s Capital Account created by such Unexpected Adjustments as quickly as possible. Any special allocations of items of income or gain pursuant to this Section shall be taken into account in computing subsequent credits of Profits or minimum gain so that the net amount of any items so allocated and the Profits or Losses or minimum gain, to the extent possible, be equal to the net amount that would have been allocated to each such Partner if such Unexpected Adjustments had not occurred.

(d) Nonrecourse Deductions. The Partnership shall allocate any nonrecourse deductions consistent with Treasury Regulation Section 1.704-2, and subsequent allocations of income or gain shall take into account the minimum gain chargeback requirement of Treasury Regulation Section 1.704-2(f). Partner nonrecourse deductions shall be specially allocated to the Partner that bears the economic risk of loss with respect to the partner nonrecourse debt to which such partner nonrecourse deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1), and subsequent allocations of income or gain shall take into account the partner minimum gain chargeback requirement of Treasury Regulation Section 1.704-2(i)(4).

(e) Tax Allocations. Partnership income, gain, loss, deduction and credit, as calculated for tax purposes, shall be allocated among the Partners, to the extent possible, in accordance with the allocations of the corresponding Profit, Losses or items of income, gain, loss or deduction among the Partners pursuant to Sections 4(a)-(d).

Section 5. Distributions.

(a) Distribution of Net Cash Flow. Distributions of Net Cash Flow may be made from time to time in the discretion of the General Partner, in the following order of priority:

(i) First, to the Investor Limited Partners pro rata equal to their respective Preferred Returns for the current or most recently completed Fiscal Year;

(ii) Second, to the Investor Limited Partners pro rata equal to their respective Preferred Returns accrued but unpaid from prior Fiscal Years; and

(iii) Third, any remaining amounts shall be distributed to the Partners in proportion to their Interests.

(b) Distribution of Capital. The General Partner may at anytime proportionately return to the Partners all or any portion of their respective Capital Contributions, subject to the limitations provided in the Act.

Section 6. No Participation in the Management of Partnership Business.

(a) Except as specifically provided herein, the Limited Partners shall not take part in, or interfere in any manner with, the conduct or control of the Partnership or the Business, and the Limited Partners shall not have any right or authority to act for or bind the Partnership, and the Limited Partners therefore have no personal liability. Any individual Limited Partner (or employee, partner, shareholder, officer or director of a Limited Partner) may be an employee, officer and/or director of the General Partner and/or of the Partnership and accomplish any duties as such employee, executive or director in his representative corporate or employee capacity and not as a limited partner or as an individual.

(b) The Partnership and/or the General Partner may engage any Limited Partner or persons or firms associated with them for specific purposes and may otherwise deal with such Limited Partner or persons in firms associated with them on terms and for compensation to be agreed upon by any such Limited Partner (or persons or firms associated with them, as the case may be) and the Partnership or the General Partner, as the case may be.

(c) All matters related to the Partnership and this Agreement, including but not limited to the amendment of this Agreement, shall be under the exclusive discretion of the General Partner.

Section 7. Rights, Powers and Duties of the General Partner.

(a) Rights and Powers of the General Partner.

(i) Except as otherwise provided herein, the General Partner shall have the full and exclusive right, power and authority to manage and control the business and affairs of the Partnership and to make all decisions regarding the business of the Partnership, and the General Partner shall have all of the rights, powers and obligations of a general partner of a limited partnership under the Act.

(ii) In addition to any other rights and powers which it may possess, and except as otherwise limited by this Agreement, the General Partner shall have specific rights and powers required or appropriate to the management of the Partnership and the Business which are as follows:

(A) to do all acts and things in the ordinary course of business related to the Business;

(B) to manage, develop, promote, improve, maintain and service the Business;

(C) to acquire and to enter into any contract or policy of liability and/or other insurance which the General Partner deems necessary and proper for the protection of the Partners and the Partnership and for the conservation of its assets or for any purpose convenient or beneficial to the Partnership;

(D) to employ from time to time persons, firms or corporations for the operation and management of the Business, including, but not limited to, attorneys, accountants, advisors, supervisors, managers and personnel, consultants and engineers, on reasonable terms and for reasonable compensation;

(E) to compromise, arbitrate, or otherwise adjust claims in favor of or against the Partnership and to commence or defend litigation with respect to the Partnership or any assets of the Partnership;

(F) to make (or elect not to make) elections under the tax laws of the United States or any other country or any state as to the treatment of Partnership income, gain, loss, deduction and credit, and as to all other relevant matters; and

(G) to perform any and all other acts or activities customary or incidental to the Partnership purposes and the foregoing powers and to execute any and all instruments to effectuate the Partnership purposes and foregoing powers.

(iii) The General Partner shall have all the rights and powers and shall be subject to all of the liabilities of a partner in a partnership without limited partners.

(b) Transactions Between the Partnership and its Partners.

(i) The Partnership may enter into reasonable arms’-length transactions, contracts, agreements or arrangements with any Partner (including the General Partner) and/or any affiliate of any Partner (including the General Partner) if approved in advance by the General Partner.

(ii) The Partnership may purchase materials, goods, and supplies, and may purchase or rent equipment from any Partner (including the General Partner) and/or any affiliate of any Partner (including the General Partner) if approved in advance by the General Partner.

(iii) Nothing herein shall preclude reimbursement for reasonable and necessary out-of-pocket Partnership business expenses paid by a Partner (including the General Partner) which are not otherwise provided for in this Agreement so long as such reimbursements are approved in advance by the General Partner.

(c) Duties and Obligations of the General Partner.

(i) With the assistance of such accounting firm as may be selected by the General Partner, the General Partner shall prepare, or cause to be prepared, and shall file on or before the due date (or any extension thereof) any United States federal, state or local tax returns required to be filed by the Partnership. The General Partner shall cause the Partnership to pay any taxes payable by the Partnership.

(ii) The General Partner shall manage the Partnership to the best of its ability and conduct the operations contemplated under this Agreement in a careful and prudent manner in accordance with reasonable business practices. The General Partner shall be responsible for and shall have the authority to conduct all general administrative and business matters of the Partnership.

Section 8. Limited Partner Special Provisions.

(a) Withdrawal of or Distributions in Reduction of Capital Contributions.

(i) No Limited Partner shall have the right to withdraw its Capital Contribution to the Partnership, except with the consent of the General Partner or as a result of the dissolution of the Partnership.

(ii) No Limited Partner shall have the right to demand or receive property other than cash in return for its Capital Contribution. Any withdrawal or reduction of Partnership capital actually received by a Partner shall be made in accordance with this Agreement; provided, however, that no part of the capital shall be withdrawn unless all liabilities of the Partnership (except liabilities to Partners) have been paid, or unless the Partnership has assets sufficient to secure payment of the same.

(iii) The Limited Partners understand that pursuant to the Act if the Partnership distributes cash (or other assets), which causes a reduction of their respective Capital Accounts in the Partnership below the stated capital of the Partnership, for one (1) year such Limited Partner may be liable to the Partnership for any sum returned to such Partner, but not in excess of the sum distributed to it which reduced the Capital Account below the stated capital, with interest, to discharge Partnership liabilities to all creditors who extended credit, or whose claims arose, before such return of capital to such Limited Partner.

(b) No Right of Partition or Right to Compel Sale. The Limited Partners shall not have the right to require the partition of Partnership property or to compel any sale or appraisal of Partnership assets, notwithstanding any provision of law to the contrary.

(c) Right to List of Partners on Request. Any Limited Partner shall be entitled, upon request, to have mailed to it a list of the names, addresses, and ownership of record of each Partner of the Partnership.

(d) Right to Information. Each Limited Partner shall be entitled to:

(i) inspect, for any proper purpose, the Partnership books kept at the place selected by the General Partner, during reasonable business hours, upon reasonable notice, and copy any of them at such Limited Partner’s expense; and

(ii) obtain, upon reasonable request, accurate information concerning matters materially affecting the Partnership and a formal accounting (at such Limited Partner’s expense) of Partnership affairs whenever circumstances render it just and reasonable.

(e) Exercise of Rights Under This Agreement. No right exercised by a Limited Partner under this Agreement shall impose any personal liability on any Limited Partner. Upon the imposition of any personal liability, such grant or exercise shall be void ab initio.

(f) Withdrawal of a Limited Partner. No Limited Partner may withdraw from the Partnership without the consent of the General Partner, which consent is solely with the discretion of the General Partner and which the General Partner is under no obligation to give.

Section 9. Transfers of Interests.

(a) No Interest may be Assigned without the prior written consent of the General Partner, which consent is solely within the discretion of the General Partner and which the General Partner is under no obligation to give.

(b) A Person who acquires one or more Interests of a Limited Partner but who is not admitted as a substituted Limited Partner pursuant to Section 9(c) shall be entitled only to allocations and distributions with respect to such Interests in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the rights of a General Partner or a Limited Partner under the Act or this Agreement. Any such Assignee of an Interest of a Limited Partner, including an Assignee of an Investor Limited Partner, shall be subject to the terms of this Agreement, including, Sections 9, 10 and 11.

(c) An Assignee of the Interest of a Limited Partner may be admitted to the Partnership as a substitute Limited Partner only upon satisfaction of the conditions set forth below:

(i) the General Partner consents to such admission, which consent maybe given or withheld in the sole and absolute discretion of the General Partner;

(ii) the Interests with respect to which the Assignee is being admitted were acquired by means of an Assignment not in violation of this Agreement;

(iii) the Assignee becomes a party to this Agreement as a Limited Partner and executes such documents and instruments as the General Partner may reasonably request (including, without limitation, amendments to the Certificate of Limited Partnership) as may be necessary or appropriate to confirm such Assignee as a Limited Partner in the Partnership and such Assignee’s agreement to be bound by the terms and conditions of this Agreement; and

(iv) the Assignee pays or reimburses the Partnership for all reasonable legal, filing, and publication costs that the Partnership incurs in connection with the admission of the Assignee as a Limited Partner with respect to the Assigned Interests.

(d) No Person owning or holding any shares of stock or membership, partnership or equity interest of an Investor Limited Partner (a “Second Tier Owner”) or any Person owning or holding any shares, membership, partnership or equity interest of any Second Tier Owner may Assign any shares, membership, partnership or equity interest in an Investor Limited Partner or Second Tier Owner nor shall a nInvestor Limited Partner or Second Tier Owner issue additional shares, membership, partnership or equity interests or otherwise modify its capital structure without the prior written consent of the General Partner, which consent is solely within the discretion of the General Partner and which the General Partner is under no obligation to give.

Section 10. Involuntary Transfers.

(a) Notice. In the event any Interest held by an Investor Limited Partner or any shares of stock or membership, partnership or other equity interest of an Investor Limited Partner or any of its stockholders, members, partners or owners, is the subject of an involuntary transfer, whether due to divorce, bankruptcy, assignment for benefit of creditors, judicial order, legal process, execution, attachment, enforcement of a pledge or other encumbrance or otherwise, or the subject of a charging order or charging lien (collectively, an “Involuntary Transfer”), the Interest held by an Investor Limited Partner (hereinafter referred to as the “Affected Interest”) may be purchased by Shells pursuant to the provisions of this Section 10, and the Investor Limited Partner shall notify the Partnership and Shells in writing within three (3) days of the Interest becoming an Affected Interest.

(b) Purchase of Affected Interest.

(i) Option. Within thirty (30) days after the General Partner and Shells have received actual notice of the proposed Involuntary Transfer, Shells shall have the option, but not the duty, to purchase all but not less than all of the Affected Interest. Shells shall not be obligated to redeem all of the Interest under this Section 10.

(ii) Notice of Exercise. The notice of exercise of option under this Section 10 shall specify a date for the closing of the purchase of the Affected Interest (hereinafter referred to as the “Closing”). The Closing shall be held at the principal office of Shells. The Closing shall occur on a date not less than thirty (30) days nor more than ninety (90) days after the expiration of the time within which Shells may exercise its option to purchase, unless the Investor Limited Partner and Shells otherwise mutually agree. Once Shells has elected to purchase the Affected Interest pursuant to the provisions of this Section 10, the acceptance of the option to purchase shall be binding.

(c) Purchase Price and Payment. If Shells elects to purchase all of the Affected Interest, the price for the Affected Interest shall be payable in immediately available funds and shall be the lesser of:

(i) the fair market value of the Affected Interest as determined by an appraiser mutually agreeable to the Investor Limited Partner and Shells; or

(ii) The total amount due to the creditor of the Limited Partner who was to be the recipient of the Affected Interest.

Notwithstanding the foregoing, if the Involuntary Transfer triggering the purchase rights under this Section 10 is divorce or legal separation, then the purchase price shall be the price for the Interest established by Section 10(c)(i) above.

Section 11. Intentionally Left Blank.

Section 12. Dissolution, Liquidation and Termination of the Partnership.

(a) Dissolution of the Partnership. The Partnership shall automatically dissolve upon the first to occur of any of the following events:

(i) The withdrawal, as defined in the Act, of a General Partner, unless:

(A) the remaining General Partner(s), if any, elect in writing within ninety (90) days after such event to reconstitute the Partnership, to continue as the General Partner(s) and to continue the Partnership and its business as provided hereinafter; or

(B) if there is no remaining General Partner, within ninety (90) days after such event, all of the Limited Partners agree in writing to reconstitute the Partnership and to elect a substitute General Partner, as of the date of the withdrawal of the General Partner or Partners, to continue the business of the Partnership, and such substitute General Partner agrees in writing to accept such election as provided hereinafter.

(ii) The sale or other disposition, not including an exchange, of all or substantially all of the assets of the Partnership (except under circumstances where all or a portion of the purchase price is payable after the closing of the sale or other disposition);

(A) The expiration of the term of the Partnership as set forth herein; or

(B) The execution by those Partners owning at least a majority of the Interests of the Partnership of an instrument dissolving the Partnership.

(b) Continuation of the Partnership.

(i) Notwithstanding anything contained herein to the contrary, (A) the dissolution and commencement of winding up of a General Partner that itself is a separate partnership, or (B) in the case of a General Partner that is an entity, the filing of a certificate or articles of dissolution or its equivalent or the revocation and nonreinstatement of its character, shall not constitute the “withdrawal” of any such General Partner for purposes of the Act and shall not consequently cause the dissolution of the Partnership. In any such event, however, the Interest in the Partnership of any General Partner with respect to which any such event has occurred shall, upon election of a majority vote in Interest of the Limited Partners, be converted to that of a Limited Partner, and such Partner shall have none of the powers of a General Partner under this Agreement or applicable law, and shall have only the rights and powers of a Limited Partner in the Partnership with the same rights of a Limited Partner to share in any Partnership profits, losses, gains and distributions in accordance with its Interest.

(ii) Upon the occurrence of the Partnership having no General Partners, all of the Limited Partners may, within ninety (90) days after the occurrence of such event, continue the Partnership and the Partnership shall continue as a limited partnership pursuant to this Agreement; provided, however, that all of the Limited Partners then shall elect a substitute General Partner who agrees to act as General Partner and continue the Partnership. If a substitute General Partner is so selected and accepts, such substitute General Partner shall acquire an Interest in the Partnership which will entitle the substitute General Partner to hold in the aggregate at least a one percent (1%) Interest, which one percent (1%) Interest shall be transferred by and come from the Interest of the former General Partner without compensation to the former General Partner for same. Subject to other written agreements and exceptions agreed to by the Limited Partners, the substitute General Partner shall assume from and after the date of substitution and upon becoming a party to this Agreement, all the rights, powers and obligations of the General Partner under this Agreement. In the event a substitute General Partner cannot be appointed and admitted within a reasonable time after the special meeting called pursuant to this Section, and there is no General Partner remaining, the Partnership shall be dissolved and liquidated as provided herein.

(iii) Upon the occurrence of the expiration of the term of the Partnership, all of the Partners may within thirty (30) days after the occurrence of such event, elect to continue the Partnership. Upon such election, this Agreement shall be amended to reflect the new expiration date of the term of the Partnership as selected by a majority vote in Interest of the Partners and an amended Certificate of Limited Partnership shall be filed by the General Partner to reflect same.

(c) Substitute General Partner. In the event a General Partner’s Interest is converted to that of a Limited Partner, a majority vote in Interest of the Limited Partners may agree to admit a substitute General Partner to the Partnership.

(d) Death, Etc. of a Limited Partner. The death, disability, dissolution, or adjudication as bankrupt of a Limited Partner shall not dissolve the Partnership.

(e) Provisions Cumulative; Waiver. All provisions of this Agreement relative to the dissolution, liquidation and termination of the Partnership shall be cumulative, that is, the exercise or use of one of the provision hereof shall not preclude the exercise or use of any other provision hereof. Each Partner expressly waives any right that it might otherwise have to dissolve the Partnership except as set forth in this Section 12. Nothing contained in this Section 12 is intended to grant any Partner the right to dissolve the Partnership at will (by retirement, dissolution, resignation, withdrawal or otherwise), or to exonerate any Partner from liability to the Partnership and the remaining Partners if such Partner acts in contravention hereof.

(f) Liquidation.

(i) Upon dissolution of the Partnership, its liabilities shall be paid in the order provided herein. The General Partner shall cause the Partnership’s property to be sold in such manner as to obtain the best prices for such property, and shall cause the cancellation of the Partnership’s Certificate of Limited Partnership. Pending such sales, the General Partner shall have the right to continue to operate and otherwise to deal with the Partnership property. In the event there is no General Partner remaining, the other Partners by majority vote in Interest shall elect, in accordance with the provisions hereof, a Person to perform the functions of the General Partner in liquidating the assets of the Partnership and winding up its affairs. Gain or loss realized on the sale(s) or other disposition(s) of the Partnership’s assets will be credited to (in the case of gain) or charged against (in the case of loss) each Partner’s Capital Account to the extent allocable to it hereunder.

(ii) In settling accounts after dissolution, the assets of the Partnership shall be paid out in the following priority order after the allocation of the Partnership Profits and Losses pursuant to Section 4:

(A) to creditors of the Partnership in repayment of indebtedness owed in order of priority as provided by law; provided, however, that any obligations owing under the Management Agreement shall have priority over any Shells Loan or Partner Loan and that any Shells Loan shall have priority over any Partner Loan;

(B) to reserves as specified by the General Partner; provided, however, that at the expiration of such period of time as a majority vote in Interest of the Partners determines, the balance of such reserves remaining after the payment of such contingencies shall be distributed in the manner hereinafter set forth in this Section;

(C) to the Investor Limited Partners pro rata equal to their respective Preferred Returns accrued but unpaid from the most recently completed or any prior Fiscal Years; and

(D)  thereafter, to the Partners proportionately in accordance with their positive Capital Accounts.

(g) Termination of Partnership.

(i) Upon dissolution and liquidation of the Partnership, the Partnership shall be terminated as rapidly as business circumstances will permit.

(ii) After payment of all expenses of liquidation and of all debts and liabilities of the Partnership in such order or priority as provided herein, and all resulting items of Partnership income, gain, loss or deduction are credited or debited to the Capital Accounts of the Partners the Partnership shall be terminated formally for state and federal purposes.

(h) Final Accounting. Each of the Partners shall be furnished an audited statement setting forth the assets and liabilities of the Partnership as of the date of the winding-up of the Partnership’s affairs. Upon compliance by the winding-up General Partner or the dissolution trustee, as the case may be, the Partners shall cease to be partners and the General Partner or trustee shall execute and cause to be filed a certificate of cancellation of the Certificate of Limited Partnership of the Partnership and any and all other documents necessary with respect to such termination and cancellation.

Section 13. Powers and Compliance.

(a) Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, incidental to, or convenient for, the furtherance and accomplishment of the purposes stated in Section 1(d) hereof, including, but not limited to, the following:

(i) to enter into the Management Agreement and perform its obligations thereunder;

(ii) to develop, convey, buy, own, improve, rent, lease, sell, operate and generally deal in all kinds of property (personal and real) in any manner or way whatsoever;

(iii) to borrow money and issue evidences of indebtedness and to secure the same by mortgage, pledge or other lien or security interest in furtherance of the business and all purposes of the Partnership;

(iv) to carry on any other activities and enter into, perform and carry out contracts of any kind necessary to, in connection with, or incidental to the accomplishment of the purposes of the Partnership, specifically including, but not limited to, the execution and delivery of leases, mortgage documents, other real property instruments, the execution of contracts with brokers, contractors, engineers, and architects, and other related documents;

(v) to repay in whole or in part, refinance, recast, increase, modify or extend any mortgages affecting the assets of the Partnership, and in connection therewith to execute any extensions, renewals or modifications of such mortgages;

(vi) to employ managers, agents and representatives for the purpose of accomplishing the business of the Partnership and to pay compensation therefor; and

(vii) to do any and all other acts and things that may be necessary, incidental to, or convenient to, the conduct and continuance of the Partnership business as contemplated under this Agreement.

(b) Certificate of Limited Partnership. The General Partner may file this Limited Partnership Agreement and Certificate of Limited Partnership as the Certificate of Limited Partnership of the Partnership with the Office of the Secretary of State of the State of Florida, or the General Partner may at its sole option file a separate Certificate of Limited Partnership disclosing only the information about this Limited Partnership which is required to be disclosed by the Act. The General Partner shall also file as appropriate the Affidavit of Capital Contributions certifying the Capital Contributions of the Limited Partners.

(c) Compliance with Law. The General Partner shall from time to time execute or cause to be executed all such certificates and other documents and do or cause to be done all such filings, recordings, publications and other acts necessary (or, in the judgment of the General Partner, appropriate) to comply with the applicable laws of any jurisdiction in which the Partnership shall conduct its business.

(d) Registered Agent. The registered agent for service of process on the Partnership is Fowler White Boggs Banker P.A., c/o David M. Doney, whose address is 501 East Kennedy Boulevard, Suite 1700, Tampa, Florida 33602. The registered agent for service of process may be changed at any time by act of the General Partner.

Section 14. Proposal and Adoption of Amendments.

(a) Any amendment to this Agreement may be proposed by any Partner.

(b) Any Amendment to this Agreement shall be adopted only if the General Partner has approved the Amendment and such amendment is set forth in a writing signed by all of the Partners; provided, however, this Agreement may be amended by the General Partner, after written notice to, but without the consent of, any of the Limited Partners: (a) to add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner herein, for the benefit of the Limited Partners; (b) to cure any ambiguity, to correct or supplement any provision hereof which may be inconsistent with any other provisions hereof, or to make any other provision with respect to matters or questions arising under this Agreement not inconsistent with the intent of this Agreement; or (c) to change any provision of this Agreement required to be so changed by the staff of the Securities and Exchange Commission or other federal agency or by the state “Blue Sky” commissioner or similar official, which change is deemed by such commissioner, agency or official to be for the benefit or protection of the Limited Partners, provided that no amendment shall be adopted pursuant to this Section 14(b) unless the adoption thereof is not adverse to the interest of the Limited Partners.

(c) The General Partner, without the necessity of signatures of other Partners, except as required hereunder, shall, as soon as possible after the adoption and execution of any amendment to this Agreement, make any filings or publications required or desirable to reflect such amendment, including any required filing or recordation of any certificate of limited partnership or other instrument or similar document.

Section 15. Meetings, Consents and Voting.

(a) Meetings. The General Partner may call a meeting of the Partners at the principal place of business of the Partnership in Florida or at such other location as the General Partner shall deem appropriate.

(b) Consents and Acts. Any consent or act of a Partner required by this Agreement may be given as follows:

(i) by a written consent, given by the Partner, to the act or thing or consent.

(ii) by the affirmative vote by the Partner to the doing of the act or thing for which the consent is solicited at any meeting of the Partners.

(c) Voting.

(i) Each Partner shall be entitled to one vote per percentage point of Interest (proportioned for fractions of a percent). Except as specifically otherwise provided for in this Agreement, decisions of the Partners or Limited Partners, as the context requires, shall be accomplished by a vote of a majority of the Interests of the Partners or the Limited Partners, as the context requires (a “majority vote in Interest”). Any vote of a Partner may be cast by another Partner or Person pursuant to a written proxy in favor of such other Partner or Person.

(ii) The Limited Partners shall have no right to remove the General Partner.

Section 16. Notice; Notification.

(a) Manner of Notice and Change of Address. Any Notice required or desired to be made in connection with this Agreement shall be made in conformance with the definition of same contained herein. Any Partner may, by Notice to the other Partners, specify any other address for the receipt of notices, notifications, requests, consents, approvals, waivers or other communications in connection with this Agreement.

(b) Notification to the Partnership or the General Partner. Any Notice to the Partnership or the General Partner shall be sent to the principal office of the Partnership, as set forth in this Agreement, or as same may be changed by Notice of the General Partner.

Section 17. Books and Records; Accounting; Tax Elections; Etc.

(a) Capital Transfers.

(i) Except for any Negative Capital Account or other adverse tax status of a Partner, which shall always remain with the transferring Partner in a partner-to-partner transfer until the Interest of the transferring Partner no longer exists, if any Interest or part thereof is transferred in accordance with the terms of this Agreement, then the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(ii) In the event any assets of the Partnership are distributed in-kind, the Capital Accounts of the Partners shall be adjusted prior to any such distribution to reflect how any resulting Profit and Loss, based on the Book Value of such asset at the time of distribution, would have been allocated.

(b) Tax Information and Elections. The General Partner shall use its best efforts to furnish to the Partners within ninety (90) days of the end of each Fiscal Year all information necessary to permit the Partners to prepare all federal, state and local tax returns they are required to file for the Fiscal Year. The Partnership shall elect to use such methods of depreciation as the General Partner determines. In the event of a transfer of all or part of the Interest of any Partner in the Partnership, the Partnership may elect pursuant to Section 754 of the Code to adjust the basis of the assets of the Partnership upon written request of the transferee, unless such election will have a materially unfavorable effect upon the Partners other than the transferee Partner.

(c) Code Section 754 Election. In the event of a distribution of property made in the manner provided in Section 734 of the Code, or in the event of a transfer of any Interest permitted by this Agreement made in the manner provided in Section 743 of the Code, the Partners, by majority vote in Interest, may elect to file an election under Section 754 of the Code in accordance with the procedures set forth in the applicable regulations promulgated thereunder.

(d) Tax Returns and Audit. The tax returns of the Partnership shall be prepared by, and any Partnership audits by, the accounting firm selected by the General Partner.

(e) Allocation in Event of Transfer. Each item of income, gain, loss, deduction or credit allocable to a Partner’s Interest that is transferred in whole or in part during any Fiscal Year shall, if permitted by law, be allocated according to the varying ownership Interests of the Partners during the Fiscal Year. In applying this rule, the General Partner shall choose one of the following two methods:

(i) prorate the Limited Partnership items over the Limited Partnership’s Fiscal Year by assigning the appropriate portion of each such item to each day in the period to which it is attributable; or

(ii) elect to utilize the precise method of an interim closing of the Limited Partnership’s books. If the General Partner chooses the latter method, then any period subject to this method shall be treated as a Fiscal Year for purposes hereof.

(f) Tax Matters Partner. The General Partner shall be the “Tax Matters Partner” for purposes of the Tax Treatment of Partnership Items Act of 1982, and shall have the authority to exercise all functions provided for in said Act, or in regulations promulgated thereunder by Treasury, including, but not limited to, the extent permitted by such regulations, the authority to delegate the function of Tax Matters Partner to any other person. The General Partner shall be reimbursed for all reasonable expenses incurred as a result of its duties as Tax Matters Partner. If the General Partner resigns as Tax Matters Partner or its entire general partnership interest is disposed of or terminated or changed to a limited partnership interest, then a majority vote in Interest of the Partners other than the General Partner shall designate another General Partner who shall become the Tax Matters Partner.

(g) Tax Basis. An individual tax basis record shall be maintained for each Partner. The tax basis record of each Partner shall be established and shall be adjusted as of the close of each Fiscal Year of the Partnership (or, when appropriate, as of the close of the Fiscal Year of the Partnership for such Partner) in accordance with United States federal income tax law and procedure as the same may exist from time to time.

(h) Compliance with Code Section 704(b). The manner in which Capital Accounts are to be maintained pursuant to Section 2 is intended to comply with the requirements of Section 704(b) of the Code, as amended, and the Treasury Regulations promulgated thereunder (or corresponding sections of later statutes and regulations).

(i) Additional Partners. In the event additional Partners are admitted to the Partnership pursuant to the provisions hereof on different dates during any Fiscal Year, the Profits (or Losses) allocated to the Partners for each such Fiscal Year shall be allocated among the Partners in proportion to the Interest each holds from time to time during such Fiscal Year in accordance with Section 706 of the Code, using any convention permitted by law and selected by the General Partner.

(j) Allocation Timing. For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder.

(k) Accounting.

(i) The Fiscal Year and taxable year of the Partnership shall be the fifty-two (52) or fifty-three (53) week period ending on the Sunday nearest to December 31.

(ii) The books of account of the Partnership shall be kept and maintained at all times at the principal place of business of the Partnership or at another place or places approved by the General Partner. The books of account shall be maintained according to generally accepted accounting principles, consistently applied, and shall show all items of income and expense.

Section 18. Indemnities.

(a) The General Partner and its affiliates or agents, employees, directors or officers shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any of the Partners for any act or omission performed or omitted in good faith on behalf of the Partnership and in a manner reasonably believed by it or them to be within the scope of the authority granted to a General Partner by this Agreement and in the best interests of the Partnership, including, but not limited to, errors of judgment, except for bad faith or willful misconduct. For purpose of this provision, any action or omission taken on advice of counsel for the Partnership shall be deemed as having been taken in good faith; provided, however, that the absence of such advice shall not be deemed to constitute evidence of other than good faith.

(b) The Limited Partners and their affiliates or agents, employees, directors or officers shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any of the Partners for any act or omission performed or omitted in good faith on behalf of the Partnership and in a manner reasonably believed by it or them to be in the best interests of the Partnership, including, but not limited to, errors of judgment. For purposes of this provision, any action or omission taken on advice of counsel shall be deemed in the best interest of the Partnership.

(c) The Partnership, or its receiver, custodian or trustee, shall (from the assets of the Partnership, no Limited Partner being obligated to contribute to the Partnership for such purpose) indemnify, save harmless and pay all judgments and claims against any Partner, or its affiliates or agents, employees, directors or officers, from and with respect to any liability or damage (including all liabilities under federal and state securities laws) incurred by reason of any action, inaction or decision performed or made in connection with the business of the Partnership, including, but not limited to, errors of judgment, provided that such actions, inactions or decisions were reasonably believed by the Partner, or its affiliates or agents, employees, directors or officers, to be in the best interests of the Partnership and, provided further that, with regard to General Partner, such actions, inactions, or decisions were reasonably believed by the General Partner, or its affiliates or agents, employees, director or officers, to be within the scope of its or their authority under this Agreement. This indemnification shall include the payment of all attorneys’ fees and other expenses incurred by the Partner, or its affiliates or agents, employees, directors and officers, in connection with the defense of any such claim made against it or them, including, without limitation, any claim asserted by any Limited Partner individually, as a class action or as a Partnership derivative action.

Section 19. Miscellaneous Provisions.

(a) Investment Representation. Each Investor Limited Partner represents and warrants to the Partnership, the General Partner and Shells that such Investor Limited Partner (a) is an “accredited investor” as defined in the Term Sheet, and is financially capable of bearing the risk of an investment in the Partnership; (b) is not acquiring its Interest in the Partnership with a view to resale thereof; (c) is familiar with and understands the restrictions on resales as set forth in this Agreement and under applicable securities law and regulations; (d) understands that there are restrictions on its ability to transfer its Interest in the Partnership and that it will have to bear the economic risk of its investment for an indefinite period of time; and (e) has carefully reviewed the Term Sheet and has had the opportunity to obtain and examine all information and documentation required to evaluate the merits and risks of an investment in the partnership.

(b) Binding Provisions. The covenants and agreements contained herein shall be binding upon and shall inure to the benefit of the heirs, personal representatives, permitted successors and permitted assigns of the respective parties hereto.

(c) Applicable Law and Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida, without regard to principles of conflicts of law that would result in the application of laws of another jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against either of the parties exclusively in the courts of the State of Florida, County of Hillsborough, or if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Florida, Tampa Division, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

(d) Separability of Provisions. If any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of, or affect those portions of, this Agreement that are valid.

(e) Entire Agreement. This Agreement constitutes the entire agreement among the parties. This Agreement supersedes any prior agreement or understanding among the parties and may not be modified or amended in any manner other than as set forth herein.

(f) Section Titles; Construction. Section titles are for convenience of reference only and shall not control or alter the meaning of this Agreement as set forth in the text. Unless otherwise indicated, all references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including, without limitation. All words use in this Agreement will be construed to be of such gender or number as the circumstances require.

(g) Waiver of Appraisal. If any individual Partner, if any, shall die, any inventory and appraisement of the property of the Partnership right provided for under Florida law, or any similar provision of law which may be enacted in substitution therefor, is hereby waived by all Partners and the Interest of such Partner in the Partnership shall be settled and disposed of as provided in this Agreement.

(h) Further Action. Each Partner shall execute and deliver all documents, provide all information and take or forebear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

(i) Trial By Jury Waiver. The Partners waive trial by jury to the extent permitted by law.

(j) Legal Representation. The General Partner shall select an attorney or attorneys to represent the Partnership. Individual attorneys for each Partner are not prohibited from representing, and are entitled to represent, the Partnership and each Partner, from time to time, subject to itemization of all charges and strict allocation of those legal services provided to the Partnership and those legal services provided to a Partner. Itemized billings shall be available for review by any Partner.

(k) Tax Consequences. The Partners are aware of the income tax consequences of the tax allocations made under this Agreement and hereby agree to be bound by the provisions of this Agreement in reporting their share of the Partnership’s Profit and Losses for federal income tax purposes. Each Partner acknowledges that the tax consequences to it of investing in the Partnership will depend on its particular circumstances, and neither the Partnership, the General Partner, the Limited Partners, nor the partners, shareholders, members, agents, officers, directors, employees, affiliates, or consultants of any of them will be responsible or liable for the tax consequences to him of an investment in the Partnership. Each Partner will look solely to, and rely upon, its own advisers with respect to the tax consequences of an investment in the Partnership.

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(m) Enforcement by Creditors. None of the provisions of this Agreement or the Certificate of Limited Partnership shall be for the benefit or enforceable by any creditors of the Company.

Section 20. Defined Terms. The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Section. The singular shall include the plural and the masculine gender shall include the feminine and neuter and vice versa, as the context requires.

(a) “Act” means the Florida Revised Uniform Limited Partnership Act, as amended.

(b) “Adjusted Capital Contributions” of a Partner as of any date means the amount of such Partner’s Capital Contributions pursuant to Section 2 and, if applicable, Section 3, reduced by the aggregate amount of cash and the fair market value of any assets previously distributed to such Partner pursuant to Sections 5(a)(iii) and (b) and Section 12(f)(ii)(D).

(c) “affiliate” shall mean with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

(d) “Assign” means to sell, transfer, assign, pledge, hypothecate, mortgage or otherwise dispose of, whether voluntarily or by operation of law. “Assignor,” “Assignee” and “Assignment” have meanings corresponding to the foregoing.

(e) “Book Value” means, with respect to any asset of the Partnership, the adjusted basis of the asset for Federal income tax purposes, except as follows:

(i) The initial Book Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

(ii) The Book Values of all Partnership assets may be adjusted to equal their respective gross fair market values, as determined by accountants, appraisers or valuation consultants designated by the General Partner in accordance with Sections 704 and 7701(g) of the Code as of the following times:

(A) acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimus capital contribution if, at the time of such acquisition, the Partnership assets have appreciated by more than a de minimus amount since acquisition of such Partnership assets;

(B) the liquidation of a Partner’s Interest in the Partnership, other than on dissolution of the Partnership, in exchange for more than a de minimus distribution of money by the partnership if, at the time of distribution, the Partnership assets have appreciated by more than a de minimus amount;

(C) distribution, other than on dissolution of the Partnership, by the Partnership to a Partner of more than a de minimus amount of Partnership assets other than money, if the General Partner reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners; or

(D) the termination of the Partnership for Federal income tax purposes pursuant to Section 708(b)(1) of the Code, constituting a liquidation of the Partnership within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g).

(iii) The Book Value of any Partnership asset distributed to any Partner shall be the gross fair market value, determined as described above, of such asset on the date of distribution; and

(iv) If the Book Value of an asset has been determined or adjusted pursuant to the sections above, such Book Value may thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(f) “Capital Account,” as to any Partner, means such partner’s capital account as provided in Section 2 hereof.

(g) “Capital Contribution,” as to any Partner, means such partner’s contribution to capital as provided in Sections 2 and 3 hereof.

(h) “Certificate of Limited Partnership” means the Certificate of Limited Partnership as originally filed with the Secretary of State of the State of Florida and as amended from time to time.

(i) “Code” means the United States Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding law).

(j) “Fiscal Year” means, with respect to the Partnership the fifty-two (52) or fifty-three (53) week period ending on the Sunday nearest to December 31.

(k) “General Partner” means Shells Holdings, LLC, a Florida limited liability company, or any substitute General Partner.

(l) “Interest” means the entire ownership interest of a Partner at any particular time, including the rights and obligations of such Partner under this Agreement and the Act, expressed as a percentage as set forth on Exhibit A opposite each Partner’s name. “Interests” means the sum of each Partner’s Interest in the Partnership. Exhibit A shall be amended and restated by the General Partner if the Partners’ Interests are adjusted as provided in Section 3(a).

(m) “Limited Partner” means Shells and any Investor Limited Partner and any Person who is a Limited Partner at the time of reference thereto, in such Person’s capacity as a Limited Partner in the Partnership.

(n) “majority vote in Interest” has the meaning set forth in Section 15(c).

(o) “Negative Capital Account” means, as to a Partner at a point in time, the amount, if any, by which (a) the sum of the aggregate Losses, and distributions allocated to such Partner prior to such point in time exceeds (b) the sum of the aggregate Capital Contributions of such Partner, the aggregate Profits and gains allocated prior to such point in time to such Partner.

(p) “Net Cash Flow” means the excess of cash revenues of the Partnership over cash payments by the Partnership made in the ordinary course of business, including, but not limited to cash receipts and payments generated by the operations of the business of the Partnership, but determined as follows:

(i) depreciation, amortization and pre-opening expense shall not be considered as a deduction;

(ii) principal debt reduction of any liability shall be considered as a deduction;

(iii) amounts paid for capital expenditures shall be considered as a deduction, unless paid for by funds provided from insurance or unless provided for by a Capital Contribution;

(iv) any amount of compensation, fringe benefit who is acting in a capacity other than as a Partner, pursuant to an employment or other agreement with the Partnership shall be treated as an expense of the Partnership in determining Net Cash Flow; and

(v) any amounts set aside by the General Partner for the restoration or creation of reserves, in amounts determined by the General Partner in its sole and absolute discretion, to provide for working capital, improvements, payment of indebtedness, taxes, expenses, purchases or contingent liabilities, shall be excluded.

(q) “Notice” means a writing, containing the information required by this Agreement or otherwise desired to be communicated to any Person in connection with this Partnership, sent by courier, telecopier, hand delivery or registered or certified mail, return receipt requested, postage prepaid, to such Person at the address of such Person specified in Exhibit A hereto if such Person is a Partner or as changed by such Partner by Notice hereunder, and if such Person is not a Partner, then at the last known address for such Person; provided, however, that any communication containing the information sent to the Person and actually received by the Person shall constitute Notice for all purposes of this Agreement as of the date of receipt by the Person. Each such notice shall be deemed delivered:

(i) on the date delivered to the said address if by hand delivery,

(ii) on the date upon which it is transmitted by telecopier, if sent by telecopier, to the proper telephone fax number of the recipient, and

(iii) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed by registered certified mail.

(r) “Partner” or “Partners” mean each and every General Partner, Limited Partner, substitute General Partner, substitute Limited Partner, additional Limited Partner, and each Investor Limited Partner but shall exclude an Assignee not otherwise admitted to the Partnership as a partner.

(s) “Partnership” means the Limited Partnership formed hereby, as said Limited Partnership may from time to time be constituted.

(t) “Person” means any individual, partnership (other than this Partnership), limited liability company, corporation, trust or other entity.

(u) “Preferred Return” means a sum equal to ten percent (10%) per annum, determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days in the Fiscal Year for which the Preferred Return is being determined, cumulative but not compounded, of the average daily balance of one hundred percent (100%) of the aggregate Adjusted Capital Contributions of any Investor Limited Partner from time to time during the Fiscal Year to which the Preferred Return relates, calculated from the date that the Business is first open to the public as a “Shells Seafood restaurant.”

(v) “Profits” or “Losses” for any Fiscal Year or other period shall mean the taxable income or loss of the Partnership for such year as determined for Federal income tax purposes, in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss) with the following adjustments:

(i) any income of the Partnership that is exempt from Federal income tax shall be added to such taxable income or loss;

(ii) gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed with reference to the Book Value of the property disposed of;

(iii) in lieu of the depreciation, amortization and other cost recovery deduction taken into account in computing such taxable income or loss, Depreciation shall be taken into account for such Fiscal Year.

(iv) any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv) and not otherwise taken into account in computing Profits and Losses shall be subtracted from such taxable income or loss;

(v) in the event the Book Value of any Partnership asset is adjusted pursuant to the provisions hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(vi) notwithstanding the foregoing, any items which are specially allocated shall not be taken into account in computing Profits or Losses; and

(vii) any amount of compensation, fringe benefit or return on Adjusted Capital Contributions paid to a Partner for any Fiscal Year pursuant to an employment or other agreement with the Partnership shall be treated as an expense of the Partnership in computing Profits or Losses for such Fiscal Year.

(w) Intentionally left blank.

(x) Intentionally left blank.

(y) “Shells System” means the unique system of restaurant development, theme and operation developed and owned by Shells which is, in part, characterized by (1) the maintenance of uniform high quality standards in connection with the preparation and sale of Shells-approved food and beverage products, (2) the uniform high standards of appearance of the individual restaurant units, (3) the use of distinctive trademarks, service marks, building designs and advertising signs representing a uniformly high quality of product and services, and (4) the undertaking by Shells and its affiliates of the obligation to maintain and enhance the goodwill and public acceptance of the system (and of Shells’ trade names, service marks, trademarks) by strict adherence to the high standards required by Shells.

(z) “Term Sheet” means the Term Sheet dated June 25, 2008 (including all exhibits and appendices thereto), relating to the offer and sale of the Interest that has been accrued by the Investor Limited Partners and which sets forth certain information regarding, among other things, the Partnership, the Business, the General Partner, and Shells.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the General Partner and the Limited Partners have executed this Agreement effective as of the filing of the Certificate of Limited Partnership.

ROCK BEACH HOLDINGS, LLC,
a Florida limited liability company

By: /s/ Warren R. Nelson
Name: Warren R. Nelson
Title: President

“GENERAL PARTNER”

SHELLS SEAFOOD RESTAURANTS, INC.,
a Delaware corporation

By: /s/ Warren R. Nelson
Name: Warren R. Nelson
Title: President and CFO

“Shells”

Philip R. Chapman
By: /s/ Philip R. Chapman
Name: Philip R. Chapman

“Investor Limited Partner”

Barry Bernstein
By: /s/ Barry Bernstein
Name: Barry Bernstein

“Investor Limited Partner”

“LIMITED PARTNERS”

EXHIBIT A

GENERAL PARTNER:

Name and Address	Capital Contribution	Interest

Rock Beach Holdings, LLC	$6,000	1%

16313 North Dale Mabry
Highway
Tampa, Florida 33618

LIMITED PARTNERS:

Name and Address	Capital Contribution	Interest

Shells Seafood Restaurants, Inc.	$402,000	69%
16313 North Dale Mabry
Highway
Tampa, Florida 33618

Philip R. Chapman	$87,500	15%
175 E. 64th Street
New York, NY 10021

Barry Bernstein	$87,500	15%
86 California Place South
Island Park, NY 11558